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Exhibit 99.1

Def Leppard enlists the support of Ace Marketing & Promotions Inc, Proximity Marketing to deliver branded content via Bluetooth(R) and Wi-fi(R) on next tour

EPIC ROCKERS DEF LEPPARD CONTINUE THEIR COMMITMENT TO THE FAN EXPERIENCE AND ADDING A STRONG PRODUCTION VALUE TO THEIR LIVE SHOW WITH ROCKZIMITY (SM)

VALLEY STREAM N.Y.-(MARKET WIRE) 12/19/08

Ace Marketing & Promotions Inc.(OTCBB: AMKT) announced a partnership with Def Leppard to support the next tour with Proximity Marketing (sm) Bluetooth and Wi-fi content delivery system bringing a sponsor centric and interactive media component to this dynamic show. During the bands past summer "Sparkle Tour"; Def Leppard explored possibilities during their live events by piloting this technology, which is quickly becoming recognized in music as Rockzimity (sm) a play of words from Ace Marketing's flagship brand Proximity Marketing (sm).

Def Leppard kicked off the pilot last year at the Joe Louis Arena in Detroit where a couple of lucky fans won a trip backstage to meet the band in the "Sparkle Lounge", a band exclusive area where many of the Def Leppard hits were born and many fans won Sparkle Lounge T-shirts when receiving, a "You've Won" coupon directly on their mobile device. "The results and fan response was fantastic", stated Rick Allen drummer for Def Leppard. Allen went on saying, " Having our music and show elements to be made portable, as a FREE added value fan experience, that can then be legally shared with friends and family, is a solid fit for us. We look forward to the possibilities". The process to receive the content is simple; the fan enables their Bluetooth Visibility prior to coming to the event, seeking relevant content. Immediately, enabled mobile devices are detected by the Proximity Marketing (sm) unit and the user is presented with the message "Would you like to receive a FREE video from Def Leppard?" Upon accepting the message, the content upload process is initiated and the content is stored on the fans mobile device. For Wi-fi enabled devices users simply connect to the localized zone that is created by the technology.

Building awareness around the availability of the content will become routine as the band will record "Call To Action" messages that are played in venue, between sets requesting that fans " Enable Their Visibility " to participate in this promotional event. " We are learning that this is what fans expect to see when coming to a show. They come with their visibility enabled, expecting to receive something relevant, something engaging", stated Michael Trepeta, President for Ace Marketing & Promotions Inc. " Fans will know which areas of the venue are zones where they can receive media, discounts and promotional prizes. It's quickly becoming a part of the entertainment culture. The fan acceptance tells the tale with engagement rates that have exceeded 90 percent . We couldn't be doing this with a more forward thinking band, than Def Leppard" stated Matt Gaines CMO for Ace Marketing & Promotions Inc.


ABOUT US

ACE MARKETING & ACE MARKETING & PROMOTIONS INC.
Promotions Inc., based in New York, is a full-service promotional marketing company offering a wide array of business solutions. Ace Marketing is a leader in proximity marketing with proprietary Bluetooth and Wi-Fi integrated technology that establishes the benchmark for how multimedia messages are being delivered. Established in 1998, the Company has built a successful, scalable business platform capable of consolidating a portion of the promotional products industry. Rockzimity & Rockzimity Marketing are service marks of Ace Marketing & Promotions Inc.

DEF LEPPARD
With more than 65 million albums sold worldwide and two prestigious Diamond Awards to their credit, Def Leppard--Joe Elliott (vocals), Vivian Campbell (guitar), Phil Collen (guitar), Rick "Sav" Savage (bass) and Rick Allen (drums)--continues to be one of the most important forces in rock music. Over the course of their career, the band has produced a series of classic

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groundbreaking albums that set the sound for generations of music fans and artists. The group's spectacular live shows, filled with powerful melodic rock anthems, have become synonymous with their name and they are an institution in the touring industry as they continue to sell out arenas worldwide. The ban's latest album, SONGS FROM THE SPARKLE LOUNGE (Bludgeon Riffola/Island/UMe), debuted at #5 on the Billboard Top 200, earning Def Leppard their highest-charting debut since 1992. SONGS FROM THE SPARKLE LOUNGE contains 11 new songs including the hit single "Nine Lives," featuring a groundbreaking collaboration with country music superstar Tim McGraw.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

CONTACT:
Ace Marketing & Promotions                      Def Leppard
John Exley                                      Carleen Donovan/ Press Here
AMKT@acornmanagement.com                        carleen@pressherepublicity.com
404-474-4638 x13                                212-246-2640